ARTICLES OF INCORPORATION

OF

Total LifeStyle Corporation

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The name of the corporation is Total LifeStyle Corporation

2. The address of its registered office in the State of Delaware is Corporation Trust Center No.1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company

3. The nature of the business or purposes to be conducted or promoted is:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware

4. The total number of shares of stock which the corporation shall have authority to issue is Forty Million {40.000,000) of which stock Twenty Million (20,000,000) shares of the par value of One Tenth of One Cent ($.001} each, amounting in the aggregate to Twenty Thousand Dollars($20,0000)shall be Common stock and of which Twenty Million (20,000,000) shares of the par value of One Dollar {$1.00} each, amounting in the aqgregate to Twenty Million Dollars ($20,000,000.00) shall be Preferred stock.

A. Authorization of Directors to Determine
Certain Rights with  Respect to Preferred stock

The Board of Directors is authorized, from time to time to divide the Preferred Stock into Series, to designate each Series, to fix and determine separately for each Series anyone or more of the following relative rights and preferences, and to issue shares of any Series then or previously desiqnated, fixed and determined.

1 - The rate of dividend;
2. The price at and the terms and conditions on which shares may be redeemed:
3. The Amount payable upon shares in event of voluntary liquidation;
4. The amount payable upon shares in event of voluntary liquidation ;
5. Sinking fund provisions (if any) for the redemption or purchase of shares:
6. The terms and conditions on which shares may be converted if the shares of any Series are issued with the privilege of conversion; and
7. Voting rights (including the number of votes per share, the matters on which the shares can vote, and the contingencies which make the voting rights effective).

B. Preference, Limitations and Relative Rights:

1. General. All shares of common stock will have identical rights with each other. Except as provided in this Article 4., all shares of Preferred Stock will havepreferences, limitations, and relative rights identical with each other. Except as otherwise expressly provided by law, shares of Preferred Stock will have only the preferences and relative rights expressly stated in this Article 4.

2. Dividends.

(a) Amount; Time. The Preferred Stock at the time outstanding shall be entitled to receive, when and as declared by the Board of Directors, out of any funds legally available therefor, dividends at the rate fixed by the Board of Directors (pursuant to subparagraph A. above), and no more, payable on such dates as determined by the Board of Directors.

(b) Cumulativity. Dividends on the Preferred Stock will be cumulative from date of issue. Cumulations of dividends shall not bear interest.

(c) Priority Over Common; Restriction on Purchases of Common. No dividend will be declared or paid on common stock, and no common stock will be purchased by the corporation unless full dividends on outstanding shares of Preferred Stock for all past dividend periods and for the current dividend period will have been declared and paid.

(d) Parity Among Series. No dividend will be declared on any Series of Preferred Stock: (i) for any dividend period unless all dividends cumulated for all prior dividend periods will have been declared or will then be declared at the same time upon all Preferred Stock then outstanding; or (ii) "unless a dividend for the same period will be declared at the same time upon all Preferred Stock then outstanding in like proportion to the dividend rate then declared.

3. Liquidation Preference. In event of dissolution, liquidation, or winding up of the corporation (whether voluntary or involuntary), after payment or provision for payment of debts but before any distribution to the holders of common stock, the holders of each Series of Preferred Stock then outstanding will be entitled to receive the amount fixed by the Board of Directors (pursuant to subparagraph A. above) plus a sum equal to all cumulated but unpaid dividends distribution and no more. All remaining asset will then be distributed rata among the holders of the common stock. If the assets distributable among the holders of Preferred Stock are insufficient to permit full payment to them, the entire assets will be distributed among the holders of Preferred Stock in proportion to their respective liquidation preferences. None of the following events is a dissolution, liquidation, or winding up within the meaning of this paragraph; consolidation, merger, or reorganization of the corporation with any other corporation or corporations, sale of all or sudtantially all of the assets of the corporation, or any purchase or redemption by the corporation of any of its outstanding shares.

4   REDEMPTION
 Right; Method. All or any part of any one or more Series of Preferred Stock may be redeemed at any time or times at the option of le corporation, by resolution of the Board of directors, in accordance with the terms and conditions of this Article 4. and those fixed by the Board of Directors (pursuant to A above).The corporation may redeem the shares of any one or more Series without redeeming shares of any other Series. If less than all the shares of any Series are to be redeemed, the shares of the Series to be redeemed wii be selected ratably or lot or by any other equitable method determined the Board of Directors.

(b) Notice. Notice will be given the holders of shares to be redeemed, either personally or by mail, not less than twenty (20) nor more than fifty (50} days before the date fixed for redemption.

(c) Payment. Redeemed shares will be paid in cash the amount fixed by the Board of directors (pursuant to subparagraph A. above) plus sum equal to all cumulated but unp3id dividends whether or not earned or declared) to the date fixed for redemption, and no more.

(d) Provision for Payment. On or before the date fixed for redemption, the corporation may provide for payment of a sum sufficient to redeem the shares called for redemption either (1) by setting aside the sum, separate from its other funds, in trust for the benefit of the shares to be redeemed, or (2) by depositing such sum in a bank or trust company (either one in Texas having capital and surplus of at least ten million dollars ($10,000,000) according to its latest statement of condition, or one anywhere in the United States duly appointed and acting as transfer agent of the corporation} as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the redemption l:)price on surrender of their respective share certificates. The holders may be evidenced by a list certified by the corporation (by its president or vice president and by its secretary or an assistant secretary) or by its transfer agent. If the corporation so provides for payment, then from and after the date fixed for redemption: (a) the shares will be considered to be redeemed, (b) dividends thereon will cease to accrue, (c) such setting aside or deposit will be considered to constitute full payment for the shares, (d) the shares wi1l no longer be considered to be outstanding, (e) the holder's thereof will cease to be shareholders with respect to such shares, and (f) the holders will have no rights with respect thereto except the right to receive (without interest) their proportion aside or deposited upon surrender of their respective certificates, and any right to convert such shares which may exist. Any interest accrued on funds so set aside or deposited will belong to the corporation. If the holders of the shares do not, within six (6) years after such deposit, claim any amount so deposited for redemption thereof, the bank or trust company sha11 upon demand pay over to the corporation the balance of the funds so deposited, and the bank or trust company will thereupon be relieved of all respnsibilites to the shareholders.

{e) Status of Redeemed Shares. Shares of preferred stock which are redeemed will be cancelled and will be restored to the status of authorized but unissued shares.


5. Purchase. Except as specified in subparagraph B.2.c. nothing herein will limit the right of the corporation to purchase any of its outstanding shares in accordance with law, by public or private transaction.

6. Voting. Except as fixed by the Board of Directors {pursuant to subparagraph A. above), and except as otherwise expressly provided by law, all voting power will be in the common stock and none in the preferred stock. Where preferred stock as a class has voting power, all classes of preferred stock will be a sinqle class.

The name and mailing address of each incorporator is as follows:

NAME                         MAILING ADDRESS

V.A. BROOKENS                CORPORATION TRUST COMPANY
                             1209 ORANGE STREET
                             WILMINGTON, DELAWARE 19801

J.L. AUSTIN                  CORPORATION TRUST COMPANY
                             1209 ORANGE STREET
                             WILMINGTON, DELAWARE 19801

D.L. SIPPLE                  CORPORATION TRUST COMPANY
                             1209 ORANGE STREET
                             WILMINGTON, DELAWARE 19801

5B The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is a follows:

Name                              Mailing Address

Jean Landsee                      4771 Easley Street
                                  Millington, Tennessee 38053

Cortland McLeod                   2350 Airport Freeway
                                  Dallas, Texas 76022

Barbara Schrang                   4739 Spring Circle
                                  Minnetonka, Minnesota 55343

Lucien Battiato                   1134 Rugeley Court
                                  Addison, Illinois 60101


6.The corporation is to have perpetual existence

7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make, alter or repeal the By-Laws of the corporation.

To authorize and cause to be executed mortgages and liens upon and personal property of the corporation to set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created

     By a majority of the whole board, designate one or more committees. each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meetinq of the committee. The By-Laws mav provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act atthe meetinq in the place of any such absent or disqualified members.

Any such committee, to the extent provided in the resolution of the Board of Directors, or in the by-Laws of the corporation, shall have and may exercise all the powers and authority of the Board of Directors in the manaqement of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Certificate of Incorporation, adoptinq an Agreement of Merger or Consolidation recommendinq to the stockholders the sale, lease or exchanqe of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the By-laws of the corporation; unless the resolution or by-Laws expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

     When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the cor[oration.

8. Vote Required to Approve Certain Business
Combinations.

In addition to any affirmative vote required by law, the certificate of Incorporation, any "Business Combination" (as hereinafter defined) involving the corporation will be subject to approval in the manner set forth in this Article.

The affirmative vote of not less than fifty-one percent (51%) of the voting stock, excluding the voting stock of an Intere5ted Shareholder who is a party to the Business Combination will be required for the adoption or authorization of a Business Combination, unless the Disinterested Directors determine that:

(A} The Interested Shareholder is the Beneficial Owner of not less than eighty percent (80%) of the voting stock and has declared its intention to vote in favor of or approve such Business Combination; or

(B) The fair market value of the consideration per share to be received or retained by the holders of each class or series of stock of the corporation in a Business Combination is equal to or qreater than the consideration per share including brokeraqe commissions and soliciting dealer's fees) paid by Such Interested Shareholder in acquirinq the larqest number of shares of such
class of stock previously acquired.   In anyone transaction or series of
related transaction, whether before or after the Interested Shareholder and {f} the Interested Shareholder will not have received the benefit, directly or indirectly {except proportionately as a shareholder} of any loans, advances, guarantees, pledges or other financial assistance provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise. In the event any vote of holders of voting stockholder is required for the adoption or approval of any Business Combination, a proxy or information statement describing the Business Combination and complying with the requirements of Securities and Exchange Act of 1934 ("1934 Act") will be mailed at a date determined by the Disinterested Directors to all shareholders of the corporation whether or not such statement is required under the 1934 Act. The statement will contain any recommendations as to the advisability of the Business Combination which the Disinterested Directors, or any of them, may choose to state, and if deemed inadvisable by the Disinterested Directors, an opiion of an investment banking firm as to the fairness of the terms of such Business Combination. Such firm will be selected by the Disinterested Directors and paid a fee for its services by the corporation as approved by the Disinterested Directors.

9. Limitation on Repurchase of Shares by the Corporation

The corporation may not purchase shares of its voting stock from any Person known to the corporation to be the Beneficial Owner of five percent (5%) or more of the voting stock at a per share price in excess of the average closing bid prices for the stock during the thirty day period preceding the date of such purchase unless the purchase is: (i) approved by the affirmative vote of the holders of a majority of the voting stock; (ii) pursuant to an offer made available on the same terms to all holders of the
i) pursuant to a purchase program effected by the corporation on the open market and not the result of a privately negotiated transaction.

FOR PURPOSES OF ARTICLES 8 AND 9:

(A) "Affiliate or Beneficial Owner". An "Affiliate or "Beneficial Owner" as used herein have the; same meaning as those terms are defined in Rule 12b-2 and Rule 13d-3, respectively, under the 1934 Act. The term "Affiliate" as used herein will exclude the corporation, but will include the definition of "Associate" as contained in said Rule 12b-2.

(B) "Interested Shareholder". An "Interested Shareholder" is a person other than the corporation who is (i) the Beneficial Owner of ten per cent (10%) or more of the stock of the corporation entitled to vote for the election of directors
( "voting stock"), or (ii) an Affiliate of the corporation and (A) any time within a two-year period prior to the record date to vote on a Business Combination was the Beneficial Owner of ten percent (10%) or more of the voting stock, or (B) at the completion of the Business Combination will be the Beneficial Owner of ten percent (10%) or more of the voting stock.

(C) "Person". A "Person" is a natural person or a legal entity of any kind, together with any Affiliate of such person or entity, or any person or Entity with whom such person, entity or an Affiliate has any agreement or understanding relating to acquiring, voting, or holding voting stock.

{D} "Disinterested Director". A "Disinterested Director" is a member of the Board of Directors of the corporation (other than the Interested Shareholder) who was director prior to the time he became an Interested Shareholder, or any director who was recommended for election by the Disinterested Directors.
  Any action to be taken by the Disinterested Directors shall require the affirmative vote of at least two-thirds of the Disinterested Directors.

(e) "Business Combination". A "Business Combination" is (i) a merqer or consolidation of the corporation or any of its subsidiaries 'with an Interested Shareholder, {ii) the gale, lease, exchange, pledge, transfer or other disposition (A) by the corporation or any of its subsidiaries of all or a substantial part of the corporation's assets to an Interested Shareholder, or (B) by an Interested Shareholder of any of its assets, except the ordinary Course of business to the corporation or any of its subsidiari or other securities of the corporation or any of its subsidiaries to an Interested Shareholder other than on a pro rata basis to all holders of voting stock of the same class held by the Interested Shareholder pursuant to a stock split, stock dividend or distribution of warrants or rights, (iv) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder; (v) any reclassification of securities, recapitalization, merger or c ion which has the effect, directly or indirectly, of increasing the proportionate share of any voting stock beneficially owned by an Interested Shareholder, or (vi)any agreement, contract or other arrangement providing for any of the foregoing transactions.

 (f)"Substantial part of the Corporation's Assets" A "Substantial Part of the Corporation's Assets" means assets of the corporation or any of its subsidiaries in an amount equal to twenty percent (20%) or more of the fair market value, as determined by the Disinterested Directors, of the total consolidated assets of the corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is made.

10. Elections of directors need not be by written ballot unless the By-Laws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide.

The books of the corporation may be kept (subject to any provision contained in the statutes} outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the corporation

11. The corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation

WE THE UNDERSIGNED, being each of the incorporators hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware do make this certificate, hereby declaring and certifying this is our act and deed and the facts herein stated are true, and accordingly have hereunto set our hands this lOth day of March, 1986.


                                  /s/ V.A. Brookens
                                 ------------------------
                                 V.A. Brookens

                                 /s/ J.L. Austin
                                ------------------------
                                 J.L. Austin

                                /s/ D.L. Sipple
                                -----------------------
                                D.L. Sipple